As filed with the Securities and Exchange Commission on February 21, 2019
Registration No. 333-221006___
____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

POST-EFFECTIVE AMENDMENT NO. 1
To
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CCA INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2795439
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1099 Wall Street West, Suite 275
Lyndhurst, New Jersey 07071
(Address, including zip code, of registrant’s principal executive offices)

2015 CCA Industries, Inc. Incentive Plan, as Amended
CCA Industries, Inc. Amended and Restated Stock Option (Incentive) Plan
(Full title of the Plan)

Stephen A. Heit
Chief Financial Officer and Chief Accounting Officer
CCA Industries, Inc.
1099 Wall Street West, Suite 275
Lyndhurst, New Jersey 07071
(201) 935-3232
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

On October 18, 2017, CCA Industries, Inc. (the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-221006) (the “Original Registration Statement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “SEC”). The Original Registration Statement registered 1,445,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to be issued under the Company’s 2015 Incentive Plan, as Amended (the “Incentive Plan”) and Amended and Restated Stock Option (Incentive) Plan (the “Option Plan”). On February 5, 2019, the Company announced its intention to apply for the voluntary delisting of its Common Stock from the NYSE American and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. Accordingly, this Post-Effective Amendment No. 1 (this “Amendment”) to the Original Registration Statement is being filed to terminate the Original Registration Statement and to deregister all shares of Common Stock that were registered under the Original Registration Statement and remain unissued under the Incentive Plan and Option Plan.

Following the filing of this Amendment, the Company intends to file with the SEC (i) notification of removal from listing and/or registration under section 12 of the Exchange Act on Form 25; and (ii) certification of issuer's termination of registration of a class of securities under section 12 of the Exchange Act on Form 15.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lyndhurst, State of New Jersey, on the 21th day of February, 2019.

CCA INDUSTRIES, INC.
Date: February 21, 2019	By: /s/ Stephen A. Heit _________ Stephen A. Heit Chief Financial Officer and Chief Accounting Officer